EXHIBIT 99.1
News Release

BOARDWALK RECEIVES FERC CERTIFICATES APPROVING CONSTRUCTION
OF GULF CROSSING PIPELINE AND FAYETTEVILLE AND GREENVILLE LATERALS

HOUSTON, May 5, 2008 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that it has received certificates of public convenience and necessity to construct its Gulf Crossing Pipeline project and the Fayetteville and Greenville Laterals. The construction of both of these projects will commence in the near future.  Service on the first 60 miles of the Fayetteville Lateral is expected to commence in the third quarter of 2008.  Service on Gulf Crossing, the Greenville Lateral and the remaining segment of the Fayetteville Lateral is expected to commence in the first quarter of 2009.
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Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,550 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 155 Bcf.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Boardwalk and its subsidiaries, including those relating to the commencement of construction and the completion of the Gulf Crossing Pipeline project and/or the Fayetteville Lateral and the Greenville Lateral. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company's control and the risk factors and other cautionary statements discussed in Boardwalk's filings with the U.S. Securities and Exchange Commission.

CONTACT:

Jamie Buskill
Sr. Vice President and Chief Financial Officer
713-479-8082

Or

Petra Tabor
Investor Relations
866-913-2122